Exhibit 5.1

[LETTERHEAD OF AMARCHAND MANGALDAS]

Ref: No: 4002

March 15, 2005

ICICI Bank Limited

ICICI Bank Towers

Bandra-Kurla Complex

Mumbai 400 051, India

Dear Sirs:

We have acted as Indian counsel to ICICI Bank Limited (“ICICI Bank”) and are giving this opinion in connection with its Registration Statement on Form F-3 (the “Registration Statement”) to register under the Securities Act of 1933, as amended (the “Securities Act”), Equity Shares of par value Rs. 10 per share (the “Equity Shares”) of ICICI Bank, in the form of American Depositary Shares (“ADSs”), each ADS representing two Equity Shares, in connection with the offering by certain selling shareholders of ICICI Bank of their Equity Shares, in the form of ADSs.

For the purpose of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary, including the Articles and Memorandum of Association of ICICI Bank and the Registration Statement filed under the Securities Act by ICICI Bank with the Securities and Exchange Commission.

For the purposes of this opinion, words and phrases used but not defined herein shall have the same meaning as those contained in the Registration Statement.

For the purposes of this opinion we have assumed that the Underwriting Agreement will have become wholly unconditional and the obligations of the Underwriters therein contained have not been terminated as contained therein.

Based upon and subject to the foregoing, we are of the opinion that the Equity Shares have been duly authorized by ICICI Bank’s shareholders and are validly issued and fully paid and will not be subject to calls for further funds and, once paid for by the Underwriters pursuant to the Underwriting Agreement, will be validly transferred. Consequently, after such transfer there will be no liability of the holder of Equity Shares to make any payment to ICICI Bank in respect of the holding of his Equity Shares.

The opinion expressed herein is confined to and given on the basis of Indian law as currently applied by the Indian courts. We have made no investigation of the laws of any jurisdiction other than the Republic of India and do not express or imply any opinions as to the laws of any jurisdiction other than those of the Republic of India. This opinion is governed by and shall be construed in accordance with Indian law.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the captions “Taxation – Indian Tax”, “Legal Matters” and “Enforceability of Certain Civil Liabilities” in the Prospectus contained in the Registration Statement.

Very truly yours,

/s/  Amarchand & Mangaldas & Suresh A. Shroff & Co.

Amarchand & Mangaldas & Suresh A. Shroff & Co.

Mumbai, India

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